Exhibit 5.1
[LETTERHEAD OF SQUIRE, SANDERS & DEMPSEY (US) LLP]
March 24, 2011
KeyCorp
127 Public Square
Cleveland, Ohio 44114
Re: $1,000,000,000 5.100% Senior Medium-Term Notes, Series I, due March 24, 2021 (the “Notes”)
Ladies and Gentlemen:
     We have acted as counsel to KeyCorp, an Ohio corporation (the “Corporation”), in connection with the Registration Statement on Form S-3 (File No. 333-151608) (the “Registration Statement”) filed on June 12, 2008 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, and the issuance and sale of the above-referenced Notes pursuant to a Terms Agreement dated March 21, 2011 (the “Terms Agreement”), among the Corporation and the agents referenced therein, which Terms Agreement is delivered pursuant to the Distribution Agreement dated June 20, 2008 (the “Distribution Agreement”), among the Corporation and the agents listed on Schedule I thereto. The Notes are being issued under the Senior Indenture dated June 10, 1994 (the “Senior Indenture”), between the Corporation and Deutsche Bank Trust Company Americas (formerly known and Bankers Trust Company), as trustee, a copy of which is incorporated by reference to Exhibit 4(c) to Registration Statement No. 33-58405, filed with the Commission on April 3, 1995.
     We have examined the Registration Statement, the Terms Agreement, the Distribution Agreement, the Senior Indenture and duplicates of the global notes representing the Notes. We are familiar with the corporate proceedings of the Corporation to date with respect to the issuance and sale of the Notes, and we have examined such corporate records of the Corporation and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In rendering this opinion, we have assumed, without any independent investigation, that (i) all documents that have been submitted to us as originals are authentic, and that all documents that have been submitted to us as copies conform to authentic, original documents, and (ii) all persons executing agreements, instruments or documents examined or relied upon by us had the capacity to sign such agreements, instruments or documents, and all such signatures are genuine.
     We have assumed that each of the documents have been duly authorized, executed and delivered by each of the parties thereto other than the Corporation and constitute valid and legally binding obligations of such parties enforceable in accordance with their respective terms,

KeyCorp
March 24, 2011

except as limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium or other laws relating to or affecting creditors’ rights generally and general principles of equity, constitutional rights and public policy, regardless of whether enforceability is considered in a proceeding at law or in equity.
     Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Notes have been duly and validly authorized by the Corporation and constitute valid and legally binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms.
     The opinion set forth above regarding the enforceability of the Notes is subject to (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.
     This opinion is given on the basis of the law and the facts existing as of the date hereof. We assume no obligation to advise you of changes in matters of fact or law which may thereafter occur. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.
     The attorneys involved in the preparation of this opinion are licensed to practice law in the States of New York and Ohio and, accordingly, the foregoing opinions are limited solely to the laws of the States of New York and Ohio and applicable federal laws of the United States of America. We express no opinion as to matters governed by any laws other than laws of the States of New York and Ohio and the federal laws of the United States of America.
     We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Corporation filed with the Commission on March 24, 2011, and thereby incorporated by reference into the Registration Statement, and to the reference to our firm contained therein.

Very truly yours,
/s/ Squire, Sanders & Dempsey (US) LLP